December 28, 1998


   Dear NUI Shareholder:

   We are pleased to invite you to attend the Company's 1999 Annual Meeting of Shareholders, which will be held at 10:30 a.m. on Tuesday, January 26, 1999 at the offices of NUI Elizabethtown Gas, 1085 Morris Avenue, Union, New Jersey.

   At the Annual Meeting, we will consider the election of three directors and the appointment of Arthur Andersen LLP as our independent public accountants for the fiscal year ending September 30, 1999.

   We will also review the Company's financial results for fiscal year 1998 and discuss our corporate reorganization that positioned the Company to excel in an increasingly competitive environment by placing greater focus on revenue-generating activities.

   Please remember to complete, sign and date the enclosed proxy card and return it promptly in the postage prepaid envelope provided. Your vote is important to us.

   We look forward to seeing you on January 26th.

   Sincerely,

   JOHN KEAN                            JOHN KEAN, JR.
   Chairman of the Board                President and Chief Executive
   Officer


   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

   To the Shareholders:

   The Annual Meeting of Shareholders of NUI Corporation will be held at 10:30 a.m. on Tuesday, January 26, 1999 at the offices of NUI
   Elizabethtown Gas, 1085 Morris Avenue, Union, New Jersey, for the following purposes:

   1. To elect three (3) directors for three-year terms expiring in 2002;
   2. To ratify the appointment of Arthur Andersen LLP as independent public accountants for the fiscal year ending September 30, 1999; and
   3. To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

   Only shareholders of record at the close of business on December 11, 1998 shall be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

                                 By Order of the Board of Directors

                                 JAMES R. VAN HORN
                                 Chief Administrative Officer,
                                 General Counsel and Secretary
   December 28, 1998
   YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE PREPAID ENVELOPE PROVIDED.


   Convenient parking is available in the immediate vicinity for shareholders attending the meeting. Directions to the meeting site are included on the back cover.


   NUI CORPORATION
   550 Route 202-206, P.O. Box 760
   Bedminster, New Jersey 07921-0760

   PROXY STATEMENT

   This Proxy Statement is being furnished to shareholders in connection with the solicitation by the Board of Directors of NUI Corporation, a New Jersey corporation (hereinafter referred to as the "Company" or "NUI") of proxies to be voted at the Annual Meeting of Shareholders to be held on Tuesday, January 26, 1999 and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders on or about December 28, 1998.

   Record Date, Shareholders Entitled to Vote and Vote Required

   Only shareholders of record of the Company's Common Stock, no par value (the "Common Stock"), at the close of business on December 11, 1998 are entitled to notice of and to vote at the Annual Meeting. As of December 11, 1998 there were outstanding 12,656,109 shares of Common Stock entitled to notice of and to vote at the Annual Meeting. These shares were held by 6,420 shareholders of record.

   The presence of a majority of the outstanding shares of Common Stock, either in person or by proxy, is necessary to constitute a quorum at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share held. The Company's By-Laws require the affirmative vote of a plurality of the votes cast at the Annual Meeting for the election of directors. The affirmative vote of a majority of the votes cast is required to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants.

   Solicitation, Revocation and Voting of Proxies

   This solicitation is made on behalf of the Board of Directors of the Company. The cost of soliciting these proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company and its subsidiaries may solicit proxies for the Annual Meeting from the Company's shareholders personally or by telephone or telegram without additional remuneration. The Company will also provide persons, firms, banks and companies holding shares in their names or in the names of nominees which are beneficially owned by others, proxy materials for transmittal to such beneficial owners and will reimburse such record owners for their expenses related to such transmittal. The Company has retained the firm of D.F. King & Co., Inc. to assist in the solicitation of proxies at a cost of $5,500, plus expenses.

   The form of proxy enclosed is for use at the Annual Meeting. Any proxy given pursuant to this solicitation may be revoked at any time prior to its use by delivering a written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company at the above address, or by attending the Annual Meeting and voting in person. All shares represented by valid proxies will be voted at the Annual Meeting in the manner indicated on the proxies. If no contrary instructions are indicated, such proxies will be voted FOR the election of each of the nominees to the Board of Directors and FOR the ratification of Arthur Andersen LLP as independent public accountants for the fiscal year ending September 30, 1999.

   Broker non-votes and abstentions are not treated as votes cast for purposes of any of the matters to be voted on at the Annual Meeting.

   PROPOSAL NUMBER ONE
   ELECTION OF DIRECTORS

   The By-Laws of the Company provide that the Board of Directors shall consist of not less than eight nor more than 25 directors. The Company currently has nine directors. The By-Laws also provide that the Board of Directors shall be divided into three classes, with directors in each class serving three-year terms. Approximately one-third of the Board of Directors is elected each year. The By-Laws provide that no individual may be elected a director after having attained his or her seventy-second birthday, although directors who reach the age of 72 during a term may continue to serve until the expiration of the term. Calvin R. Carver, who attained the age of 72 during his current term as a director, will be retiring from the Board at the Annual Meeting.

   It is the intention of the persons named as proxies to vote in favor of the election of Dr. Vera King Farris, J. Russell Hawkins and John Winthrop as directors of the Company for three-year terms expiring at the 2002 Annual Meeting of Shareholders or until their successors are elected and shall qualify, unless otherwise directed by the shareholder on the proxy. Each of these nominees was last elected to the Board at the 1996 Annual Meeting of Shareholders except for J. Russell Hawkins, who was elected to the Board in September, 1998.

   While it is anticipated that the nominees will be able to serve, if any nominee is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for any nominee who may be designated by the Board of Directors to fill the vacancy. The By-Laws of the Company provide that specific advance notification and information requirements must be satisfied in order for a shareholder to nominate an individual for election to the Board. No such nominations have been made. Information concerning these requirements may be obtained by writing to the Secretary of the Company.

   Nominees for Election

   Set forth below is information concerning the age, current term, committee memberships, the period served as a director and business experience during the past five years with respect to each director nominee:

   (Picture of Dr. Vera King Farris)

   Dr. Vera King Farris, age 58
   Current term expires in 1999
   Member of the Audit, Compensation and Investment Committees
   Dr. Farris has served as a director of the Company since 1994. She is President of The Richard Stockton College of New Jersey. She also serves as a director of Flagstar Companies, Inc. and on the boards of numerous educational and civic organizations.


   (Picture of J. Russell Hawkins)

   J. Russell Hawkins, age 43
   Current term expires in 1999

   Mr. Hawkins has served as a director of the Company since September 1998. Since September 1996, he has served as President and Chief Executive Officer and a director of Paragon Networks International (designer and manufacturer of innovative access products for use in wide area network systems). Prior thereto, he served as Managing Director of AT&T (Lucent Technologies).


   (Picture of John Winthrop)

   John Winthrop, age 62
   Current term expires in 1999
   Member of the Audit, Compensation and Investment Committees
   Mr. Winthrop has served as a director since 1978. He is President of John Winthrop & Co., Inc. and a partner of Winthrop Melhado Flynn (both investment management firms). He also serves as a director of the American Farmland Trust, the Pioneer Funds and the Palmetto Project, Charleston, SC.

   Continuing Board Members

   Set forth below is information concerning the age, current term, committee memberships, the period served as director and business experience during the past five years with respect to those members of the Board of Directors whose current terms of office extend beyond 1999:


   (Picture of John Kean)

   John Kean, age 69
   Current term expires in 2001
   Chairman of the Board of Directors
   Member of the Executive and Investment Committees
   Mr. Kean has served as a director since 1969. He served as Chief Executive Officer of the Company from 1969 until his retirement in April, 1995, holding the positions of Chairman of the Board since October, 1994 and President from 1969 until October, 1994. Mr. Kean is also a director of E'Town Corporation and its subsidiary, Elizabethtown Water Company.


   (Picture of John Kean, Jr.)

   John Kean, Jr., age 41
   Current term expires in 2001
   President and Chief Executive Officer
   Member of the Executive Committee
   Mr. Kean has served as a director since 1995. Since April, 1995 he has served as President and Chief Executive Officer of the Company. From October, 1994 through March, 1995 he served as President and Chief Operating Officer. He served as Executive Vice President of the Company from January, 1992 to September, 1994 and as Executive Vice President of Elizabethtown Gas Company from March, 1993 to September, 1994. Prior to March, 1993, Mr. Kean held the additional position of Chief Financial Officer of the Company. Mr. Kean also serves on the Board of Trustees of the Institute of Gas Technology.


   (Picture of Dr. Bernard S. Lee)

   Dr. Bernard S. Lee, age 64
   Current term expires in 2001
   Member of the Audit, Compensation and Executive Committees
   Dr. Lee has served as a director since 1992. He is President and Chief Executive Officer of the Institute of Gas Technology ("IGT") (a United States based energy and environmental research and development organization providing global support to the natural gas industry) and a member of the IGT Board of Trustees and Executive Committee. He is Chairman of M-C Power Corp., a majority-owned subsidiary of IGT. Dr. Lee is also a director of Peerless Mfg. Co. and National Fuel Gas Company.


   (Picture of James J. Forese)

   James J. Forese, age 62
   Current term expires in 2000
   Member of the Audit, Compensation and Executive Committees
   Mr. Forese has served as a director of the Company since 1978. Since July, 1998 he has served as President and Chief Executive Officer and a director of IKON Office Solutions (office equipment and supply systems). From January, 1997 to June, 1998 he served as Executive Vice President and President, International Operations, of IKON Office Solutions. From January, 1996 to December, 1996, he served as Executive Vice President, Chief Operating Officer and a director of Alco Standard Corp. From October, 1993 through December, 1995 he served as General Manager of Customer Financing for International Business Machines Corporation ("IBM") and as Chairman of IBM Credit Corporation. Mr. Forese also serves as a director of American Management Systems, Inc. and Unisource World Wide Corporation.


   (Picture of R. Van Whisnand)

   R. Van Whisnand, age 54
   Current term expires in 2000
   Member of the Compensation and Executive Committees
   Mr. Whisnand has served as a director since 1982. Since September, 1998 he has served as Managing Partner, Osprey Partners Investment
   Management, LLC (investment management firm). From March, 1995 to August, 1998 he served as a principal of Fox Asset Management
   (investment management firm). Prior thereto, he served as a partner in Combined Capital Management (investment management firm).

   Meetings and Committees of the Board of Directors

   The Board of Directors holds regular meetings every other month and special meetings as necessary from time to time. The Board held eight meetings during fiscal year 1998. During the year, total attendance at Board and Committee meetings was 97%. No member of the Board attended fewer than 75% of the aggregate of meetings of the Board and meetings of Committees on which such director served. The Board has an Executive, Audit, Compensation and Investment Committee and does not have a Nominating Committee. Information on the Committees of the Board is set forth below.

   The Executive Committee has the authority (with certain exceptions) to take such actions as the Board of Directors is authorized to take. The Committee does not hold regularly scheduled meetings, but remains on call. The Committee held no meetings during fiscal year 1998. The current members of the Executive Committee are Calvin R. Carver, James
   J. Forese, John Kean (Chairman), John Kean, Jr., Bernard S. Lee and
   R. Van Whisnand.

   The Audit Committee has the responsibility to review and approve the scope of the annual audit; recommend to the Board the appointment of independent public accountants; review the adequacy of the Company's system of internal controls; and review any non-audit services provided by the independent public accountants. The Committee met three times during fiscal year 1998. The current members of the Audit Committee are Calvin R. Carver, Vera King Farris, James J. Forese (Chairman), Bernard
   S. Lee and John Winthrop.

   The Investment Committee has the responsibility to oversee the investment of assets held by the Company's retirement plans and savings and investment plans. The Committee selects investment managers, establishes guidelines under which they operate and reviews their performance. The Committee met six times during fiscal year 1998. The current members of the Investment Committee are Calvin R. Carver (Chairman),Vera King Farris, John Kean and John Winthrop.

   The Compensation Committee has the responsibility to review and make recommendations to the Board of Directors regarding the annual salaries and cash bonuses to be paid to officers of the Company, its divisions and subsidiaries; review and make recommendations to the Board concerning the Company's executive compensation policies, practices and objectives; administer the Company's 1988 Stock Plan and 1996 Stock Option and Stock Award Plan (the "Stock Plans"); and make grants and awards under the Stock Plans, establishing vesting and other criteria applicable to any such grants and awards. The Committee met three times in fiscal year 1998. For additional information on the role and activities of the Committee, please see "Compensation Committee Report on Executive Compensation" located later in this Proxy Statement. The current members of the Compensation Committee are Vera King Farris, James J. Forese, Bernard S. Lee, R. Van Whisnand (Chairman) and John Winthrop.

   Compensation of Directors

   The compensation program for directors is designed to closely align the interests of directors with the interests of shareholders. Each non-employee director of the Company (with the exception of John Kean) is paid a retainer fee pursuant to the Company's Stock Plans that consists of a deferred grant of shares of Common Stock. The number of shares of Common Stock to be allocated to a non-employee director's account every year is determined by dividing the annual Board retainer (plus the annual Committee chair retainer, if applicable) by the fair market value of the Common Stock on the date of the annual organization meeting of the Board. Currently, the annual Board retainer for non-employee directors is $15,000 and the annual Committee chair retainer is $2,500. In addition to these shares, the accounts of non-employee directors are credited on each Common Stock dividend payment date with that number of additional shares that could have been purchased on the accrued shares in the account had the shares been issued and the dividends reinvested. The number of shares accrued to a director are issued upon the director's retirement or other termination of the director's service as a member of the Board. As of September 30, 1998, the total deferred grants for non-employee directors provide for the issuance of 33,113 shares of Common Stock. In addition to these retainers, non-employee directors (with the exception of John Kean) are paid $600 for attendance at each regular or special meeting of the Board of Directors and any Committee thereof.

   The Company is party to a Consulting Agreement with John Kean, who retired as Chief Executive Officer of the Company effective April 1, 1995. The Agreement expires on March 31, 2001. Under the Agreement,
   Mr. Kean provides consulting services to the Company for up to 110 hours each calendar month. The Agreement requires Mr. Kean to devote sufficient time and effort to perform such duties as may be assigned by the Company or the Board of Directors from time to time. The Agreement also provides that, during the term of the Agreement, if Mr. Kean remains a director, he shall hold the position of Chairman of the Board. In consideration of the services rendered under the Agreement, the Company provides Mr. Kean with an annual fee of $150,000 and office space, clerical support, expense reimbursement and life, health and medical coverages similar to those previously provided to him when he was an employee of the Company. Other than the amounts paid and the benefits provided under the Agreement, Mr. Kean does not receive any additional compensation for serving on the Board or Committees of the Board of the Company, its divisions or subsidiaries. The Agreement will terminate automatically in the event of Mr. Kean's death and may be terminated by the Company for cause or if Mr. Kean should become disabled. Mr. Kean may terminate the Agreement for "Good Reason" (as defined in the Agreement) following a change in control of the Company, upon the impairment of his health or upon thirty days prior written notice. Upon a change in control of the Company, the Agreement is automatically extended for three years following such change in control. In addition, if, following a change in control, the Agreement is terminated by Mr. Kean for Good Reason or by the Company (or its successor) other than as a result of Mr. Kean's disability or for cause, Mr. Kean shall be entitled to receive (i) an amount equal to the amounts which would have otherwise been paid to him if the Agreement had remained in effect through its term, (ii) the continuation of benefits through the term of the Agreement, and (iii) an amount, if necessary, in order to offset the impact of the application of any excise tax imposed under the Internal Revenue Code upon the value of such payments and benefits.

   The Company has in effect a retirement plan for directors. To be eligible for retirement benefits under the Plan, a director must have served as a director for at least ten years, with a minimum of five years of service as a non-employee of the Company and its subsidiaries. An eligible participant in the Plan will be paid, upon retirement at or after age 70, an annual retirement benefit for life equal to the value of the annual Board retainer in effect at the time of the director's retirement, subject to a minimum annual benefit of $8,000.

   Compensation Committee Interlocks and Insider Participation

   Proxy disclosure rules require the Company to report certain relationships involving the Company in which members of the Compensation Committee have a direct or indirect material interest. Also required is disclosure of interlocking relationships among Compensation Committee members and those executive officers of the Company, if any, who also serve as members of compensation committees or executive officers at other companies. The purpose of these requirements is to allow shareholders to assess the independence of the Company's Compensation Committee members in making executive compensation decisions and recommendations. While the Company has had transactions with companies and firms with which certain members of the Compensation Committee are, or at some point during fiscal year 1998 were, affiliated as an officer and/or director, there are no such relationships in which members of the Committee have a direct or indirect material interest. In addition, there are no interlocking relationships of the nature described above involving members of the Compensation Committee. The members of the Compensation Committee are Vera King Farris, James J. Forese, Bernard S. Lee, R. Van Whisnand (Chairman) and John Winthrop.

   Certain Transactions

   Companies and firms with which certain directors are, or during fiscal year 1998 were, affiliated as an officer and/or director had transactions in the ordinary course of business with the Company during fiscal year 1998 and similar transactions are expected to occur in the future. Except as discussed in the next paragraph, none of these directors had a direct or indirect material interest in such transactions. The companies or firms involved in these transactions and the related directors are: E'Town Corporation and Elizabethtown Water Company (John Kean), Fox Asset Management (R. Van Whisnand), Institute of Gas Technology (John Kean, Jr. and Bernard S. Lee), IKON Office Solutions (James J. Forese) and Penn-Jersey Pipeline Co. (Calvin R. Carver).

   In 1987, Elizabethtown Gas Company entered into an Agreement of Lease with Liberty Hall Joint Venture for the occupancy of approximately 160,000 square feet of a 200,000 square foot office building in Union, New Jersey. The Joint Venture participants are Cali Liberty Hall Associates (a New Jersey general partnership) and a Kean family trust of which John Kean is a trustee. All negotiations relative to the lease were conducted between Elizabethtown Gas Company and Cali Liberty Hall Associates. No person involved with the Kean family trust participated in such discussions. The annual base rent is approximately $2.9 million from 1996 through 1999, $3.3 million from 2000 through 2004, and $3.7 million from 2005 through 2009.

   Family Relationships

   John Kean is the father of John Kean, Jr.

   THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ABOVE. Proxies solicited by management will be voted FOR the election of all director nominees unless contrary voting instructions are indicated.

   PROPOSAL NUMBER TWO
   RATIFICATION OF AUDITORS

   The accounting firm of Arthur Andersen LLP, 1345 Avenue of the
   Americas, New York, N.Y. 10105 has been selected by the Board of Directors, upon the recommendation of its Audit Committee, to serve as independent public accountants for the Company and its subsidiaries for the fiscal year ending September 30, 1999. This firm has served as auditors for the Company since 1969. It is expected that representatives of Arthur Andersen LLP will be present at the Annual Meeting. They will have the opportunity to make a statement and will be available to respond to appropriate questions.

   THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE APPOINTMENT OF ARTHUR ANDERSEN LLP AND RECOMMENDS SHAREHOLDERS VOTE FOR THE RATIFICATION OF THIS APPOINTMENT. Proxies solicited by management will be voted FOR this proposal unless a vote against this proposal or abstention is specifically indicated. In the event of an insufficient number of votes to ratify this appointment, the Board of Directors will reconsider its selection of Arthur Andersen LLP as independent public accountants.

   OWNERSHIP OF VOTING SECURITIES BY CERTAIN
   BENEFICIAL OWNERS AND MANAGEMENT

   Security Ownership of Certain Beneficial Owners. The Company's management is aware of only the following shareholders, who own beneficially more than five percent of the Company's Common Stock. Information concerning these shareholders and their Common Stock ownership is set forth below:




   Name and Address                  Number of Shares   Percent of
   Beneficial Owner                                     Class

   Northern Asset Management, Inc.      648,700           5.13%
   130 W. Superior St.
   Duluth, MN 55802

   Fiduciary Trust Company
   International                        671,221           5.30%
   Two World Trade Center
   New York, NY 10048

   Security Ownership of Management. The following table shows, as of November 30, 1998, the number and percent of the shares of Common Stock beneficially owned by each director, each executive officer listed in the Summary Compensation Table and all directors and executive officers of the Company as a group:

   Title of       Beneficial Owner      Number of        Percent
   of Class       Beneficial Owner      Shares (1)(2)    of Class

   Common
   Stock          A. Mark Abramovic      14,560            *
                  Michael J. Behan       18,575            *
                  Calvin R. Carver      128,912(3)         1.02%
                  Vera King Farris        4,091            *
                  James J. Forese         6,399            *
                  J. Russell Hawkins        219            *
                  John Kean             420,627(4)         3.32%
                  John Kean, Jr.        101,224            *
                  Bernard S. Lee         11,445(5)         *
                  Robert F. Lurie        11,990            *
                  James R. Van Horn      17,074            *
                  R. Van Whisnand         6,399            *
                  John Winthrop          13,682            *
                  13 directors and
                  executive officers
                  as a group            755,197            5.97%
   *Less than 1.0%
   (1) Includes (a) the number of shares of Common Stock issuable to non-employee directors upon termination of Board service in payment for their annual Board and Committee chair retainers, as follows: Calvin R. Carver, James J. Forese and R. Van Whisnand, 6,249 shares each; John Winthrop, 5,552 shares; Bernard S. Lee, 4,930 shares; Vera King Farris, 3,665 shares; J. Russell Hawkins, 219 shares; and all directors as a group, 33,113 shares; (b) shares of restricted stock, as follows: A. Mark Abramovic, 12,375 shares; Michael J. Behan, 8,464 shares; John Kean, Jr., 42,500 shares; Robert F. Lurie, 7,464 shares; James R. Van Horn, 8,518 shares; and all directors and executive officers as a group, 79,321 shares; and (c) shares that are subject to currently exercisable stock options, as follows: John Kean, Jr., 5,000 shares; and all directors and executive officers as a group, 5,000 shares.

   (2) Except as noted, each beneficial owner listed has sole voting and investment power with respect to the shares indicated next to such person's name.

   (3) Includes 600 shares with respect to which Mr. Carver disclaims beneficial ownership.

   (4) Includes 157,407 shares over which John Kean has shared voting and investment power as a co-trustee under various trusts for the benefit of members of the Kean family.

   (5) Includes 1,000 shares held by Dr. Lee's wife.

   EXECUTIVE OFFICERS

   The following information is provided with respect to each executive officer of the Company. Officers are elected annually at the first meeting of the Board of Directors following the Annual Meeting. There are no arrangements or understandings between any officer and any other person pursuant to which the officer was selected.

   John Kean, Jr., age 41
   President and Chief Executive Officer
   Since April, 1995 Mr. Kean has served as President and Chief Executive Officer of the Company. From October, 1994 through March, 1995 he served as President and Chief Operating Officer. From March, 1993 to September, 1994, he served as Executive Vice President of Elizabethtown Gas. Prior thereto, he served as Chief Financial Officer of the Company. He held the additional position of Executive Vice President of the Company from January, 1992 to September, 1994.

   A. Mark Abramovic, age 50
   Senior Vice President, Chief Operating Officer and Chief Financial
   Officer
   Mr. Abramovic has served as Senior Vice President and Chief Financial Officer of the Company since September, 1997 and as Chief Operating Officer since May, 1998. From December, 1993 to August, 1997, he served as Senior Vice President and Chief Financial Officer of Equitable Resources, Inc. Prior thereto, he served as Vice President and Chief Financial Officer of Connecticut Natural Gas Corporation.

   Michael J. Behan, age 52
   Vice President-New Ventures
   Mr. Behan has served as Vice President of the Company since March, 1993. Prior thereto, he served as Assistant Vice President of the Company. He also serves as President of NUI Environmental Group, Inc. and Utility Business Services, Inc.

   Robert F. Lurie, age 41
   Vice President-Corporate Development and Treasurer


   Mr. Lurie has served as Vice President-Corporate Development and Treasurer of the Company since March, 1997. He has served as Treasurer since February, 1994 and Vice President since March, 1996. Prior to February, 1994, he served as Director of the Office of Public Finance for the Treasury Department of the State of New Jersey.

   James R. Van Horn, age 42
   Chief Administrative Officer, General Counsel and Secretary
   Mr. Van Horn has served as General Counsel and Secretary of the Company since June, 1995 and Chief Administrative Officer since May, 1998.
   Prior to June, 1995, he served as Senior Vice President, General Counsel and Secretary of Citizens First Bancorp, Inc. and Citizens First National Bank of New Jersey.

   EXECUTIVE COMPENSATION

   Compensation Committee Report on Executive Compensation
   The Compensation Committee of the Board of Directors (the "Committee") is comprised of five independent, non-employee directors. The Committee has responsibility for making recommendations to the Board concerning the Company's executive compensation policies, practices and objectives. The Committee makes recommendations to the Board concerning base salary levels and cash bonus awards for the officers of the Company and its subsidiaries. The Committee also administers the Company's 1988 Stock Plan and 1996 Stock Option and Stock Award Plan (the "Stock Plans"), making grants and awards under the Stock Plans to selected key employees in its discretion.

   In discharging its responsibilities, the Committee draws upon various resources, including, but not limited to, the varied business experiences and knowledge of Committee members and other non-employee directors in the area of executive compensation and the advice of independent compensation experts. These resources allow the Committee to stay abreast of current trends and developments in executive compensation and provide valuable guidance to the Committee in making decisions and recommendations to the Board of Directors.

   The Committee strongly believes that the executive compensation program should be designed to align the interests of management closely with the interests of shareholders and to tie compensation levels to the performance of the Company and the achievement of long-term and short-term goals and objectives. The Committee also recognizes the importance of a strong executive compensation program to attract and retain qualified executives. Accordingly, the program is designed to:

      Provide short-term incentives for individual and Company performance through the payment of cash bonuses;

      Provide long-term incentives for enhancing shareholder value through equity-based compensation which is earned upon the achievement of specific Company performance goals; and

      Provide the Company with the ability to attract, motivate and retain key executives who are critical to the success of the Company through the payment of competitive base salaries, the opportunity to earn incentive compensation and the provision of a competitive benefits package.

   The components of the Company's executive compensation program are base salary, cash bonuses, long-term incentive compensation and various benefits. Long-term compensation is comprised of grants and awards under the Company's Stock Plans pursuant to which the Committee may make stock awards and grants of restricted stock, stock options and stock appreciation rights. The benefits provided to executives include medical, retirement and savings plans which are available to employees generally and supplementary medical and retirement plans that are not available to employees generally.

   In making determinations for long-term performance-based restricted stock grants, and in establishing recommendations to be made to the Board of Directors for increases in base salary and for cash bonuses for the Company's executives, the Committee considers data provided by independent compensation experts for the purpose of determining competitive levels of total compensation for each of the Company's executives. The Committee's objective is to develop a total compensation program that is competitive in the marketplace and provides significant incentive to increase shareholder value. Accordingly, the mix of compensation for executive officers will generally consist of: (i) a base salary that is below the competitive midpoint for similar positions in the marketplace; (ii) cash bonuses which are generally in line with the competitive midpoint for similar positions in the marketplace; and
   (iii) long-term incentive grants of restricted stock that are generally above the midpoint for similar positions in the marketplace. While the Committee believes it is important to ensure that total compensation levels for each of the Company's executives are competitive, it also believes that the mix of compensation should be weighted toward variable components which are either partially or totally contingent upon the achievement of financial performance objectives by the Company.

   In order to further align management's interest with NUI shareholders, the Board of Directors has implemented a Committee recommendation to establish minimum stock ownership requirements for both officers and directors of the Company. The Board has required that the Chief Executive Officer own Company Common Stock with a market value equal to a minimum of four times his then current base salary. Other executive officers must own Common Stock with a market value equal to a minimum of two times their then current base salary; and non-executive officers must own Common Stock with a market value equal to their then current base salary. Only shares which are owned outright by these officers will be included in determining their compliance with these requirements; shares of restricted Common Stock which have not vested, as well as shares which have not yet vested under the Company's benefit plans, are not included in determining compliance. Members of the Board of Directors are required to own shares of Common Stock with a market value equal to a minimum of six times the then current value of the Board's annual retainer. This would be equivalent to $90,000 based upon the current retainer of $15,000 in a deferred grant of Common Stock paid to members of the Board. For purposes of determining compliance with this requirement, shares owned outright by directors will be combined with any shares credited to their deferred stock accounts in accordance with the Stock Plans. These minimum stock ownership requirements were instituted in 1996 and officers and directors were given six years to comply. The Committee regularly monitors the progress of officers and directors toward compliance.

   Consistent with the Committee's overall objective of aligning the interests of management with the interests of shareholders and providing an incentive for the enhancement of shareholder value, the Committee made grants of restricted Common Stock for fiscal year 1998 to certain key employees of the Company, including the officers listed in the Summary Compensation Table. The terms of these grants require that the Company achieve specific goals for earnings per share growth during each of the next four fiscal years in order for the recipients to receive all of the shares of Common Stock granted. Ownership of the shares will vest 50% after two years, 25% after the third year and 25% after the fourth year, subject to the condition that the performance objectives have been attained. If minimum performance targets are not met, all shares related to the applicable performance period are forfeited. The Committee has the authority to make adjustments to these performance objectives if it deems such adjustments appropriate.

   As a result of warmer-than-normal weather, a one-time restructuring charge resulting from the Company's reorganization and other factors, the Company's net income and earnings per share in fiscal year 1998 were lower than net income and earnings per share results in fiscal year 1997. As a result, all shares of restricted Common Stock previously granted by the Committee, and which were to vest upon the achievement of performance goals in fiscal 1998, were forfeited. A total of 34,796 shares of NUI Common Stock, with a market value of $875,328, were forfeited by the holders of restricted stock. Of this amount, a total of 19,547 shares of Common Stock, with a market value of $491,724, were forfeited by those officers listed in the Summary Compensation Table.

   The compensation paid to John Kean, Jr., President and Chief Executive Officer of the Company, with respect to fiscal year 1998 is set forth in the Summary Compensation Table. Mr. Kean's salary increased by 3.4% in 1998 from the salary he received in 1997. While the Committee and the Board feel that Mr. Kean performed well in fiscal 1998, it felt that in light of the Company's financial performance he should not receive a cash bonus. In addition, as a result of the Company's failure to meet its performance targets in fiscal year 1998, Mr. Kean forfeited a total of 11,250 shares of previously granted restricted Common Stock, with a market value of $283,005. The Committee strongly believes in performance-based compensation in order to provide an incentive to management to create shareholder value. In order to provide a future long-term incentive for Mr. Kean to lead the Company to continually improve financial performance and to enhance shareholder value, the Committee granted him 20,000 shares of restricted Common Stock, which is reflected in the Summary Compensation Table. In order for Mr. Kean to obtain ownership of these shares, certain vesting and Company performance conditions must be satisfied. This restricted stock award is consistent with the Committee's objective of aligning the interests of management with the interests of shareholders.

   The Committee believes that the Company's executive compensation program is well structured and provides maximum incentive to executives to continually improve upon the financial performance of the Company; to attract, retain and motivate key officers; and to enhance shareholder wealth.

   Members of the Compensation Committee
   R. Van Whisnand, Chairman
   Vera King Farris
   James J. Forese
   Bernard S. Lee
   John Winthrop


   Performance Graph

   The graph below reflects the performance of the Company's Common Stock during the past five fiscal years and compares that performance with the performance of a broad market index, the S & P 500, and the performance of an industry index during that same period of time. The industry index is an index of natural gas distribution companies prepared by Edward D. Jones & Co. The chart below tracks the performance of an investment of $100 on October 1, 1993 and assumes the reinvestment of dividends.


   NUI TOTAL RETURN COMPARISON


   [GRAPHICAL REPRESENTATION OF CHART]


               1993   1994      1995     1996      1997     1998

   NUI        100.0    67.3     65.1     78.2     101.1    103.0
   Gas
   Utilities  100.0    87.1     97.6     117.2    137.2    154.3
   S&P 500    100.0   103.7     134.5    161.7    227.0    247.7

   Although the total return for NUI during the five-year period ending September 30, 1998 has lagged the Gas Utilities Index and the S&P 500, recently the Company's performance has been comparable to that of the gas utility industry. Based upon the indices as well as the Company's performance shown above for the three-year period ending September 30, 1998, the total return for NUI was 58.2%, as compared with a total return of 58.1% for the Gas Utilities Index. The total return for the S&P 500 during this period was 84.2%. The closing price of NUI Common Stock on September 30, 1998 was $23.00.

   Annual Compensation, Long-Term Compensation and All Other Compensation

   The following table summarizes the compensation paid during fiscal year 1998 to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers.

   Summary Compensation Table
                                                         Long Term
                              Annual Compensation        Compensation
                                                         Restricted      All Other
   Name and Principal       Fiscal   Salary    Bonus     Stock Awards   Compensation
   Position                  Year      ($)      ($)      ($)(1)(2)       ($)(3)


   John Kean, Jr.            1998  $261,175   $     --    $503,120        $6,302
   President and Chief       1997   252,650    150,000     368,438         5,366
   Executive Officer         1996   242,050    134,400     292,500         7,875

   A. Mark Abramovic(4)      1998  $190,000   $ 47,500    $226,404        $6,175
   Senior Vice President,    1997    15,800         --      36,844            --
   Chief Operating Officer
   & Chief Financial
   Officer

   James R. Van Horn         1998  $154,500   $ 39,000    $ 88,046        $6,030
   Chief Administrative      1997   143,000     66,500      85,969         4,489
   Officer, General Counsel  1996   130,000     46,800      62,400         3,900
   and Secretary

   Robert F. Lurie           1998  $146,475   $ 30,280    $ 75,468        $4,426
   Vice President-Corporate  1997   128,025     45,600      73,688         5,090
   Development & Treasurer   1996   114,800     23,400      58,500         3,223

   Michael J. Behan          1998  $140,175   $ 35,300    $ 88,046        $4,763
   Vice President-New        1997   133,325     49,400      81,056         4,616
   Ventures                  1996   117,075     42,700      64,350         3,495

   (1) The number of shares of restricted stock granted to the listed officers with respect to fiscal year 1998 is as follows: John Kean, Jr.- 20,000; A. Mark Abramovic-9,000; James R. Van Horn-3,500; Robert F. Lurie-3,000; and Michael J. Behan-3,500. These shares will vest over a four year period as follows: 50% after two years, 25% after three years and 25% after four years. In order for recipients to receive the granted shares, specific performance goals must be achieved by the Company.

   (2) Since the Company did not achieve its performance objectives in fiscal year 1998, shares of previously granted restricted stock, the vesting of which was contingent upon meeting these objectives, were forfeited. The number of shares forfeited by each of the listed officers is as follows: John Kean, Jr.-11,250; A. Mark Abramovic-1,125; James R. Van Horn-2,469; Robert F. Lurie-2,215; and Michael J. Behan-2,488.

   (3) Includes the following amounts representing the employer match under qualified savings plans during fiscal year 1998: John Kean, Jr.-$6,302;
   A. Mark Abramovic-$6,175; James R. Van Horn-$6,030; Robert F. Lurie- $4,426; and Michael J. Behan-$4,763.

   (4) Mr. Abramovic joined the Company on September 2, 1997 and the compensation information for Mr. Abramovic in 1997 relates to the period of September 2, 1997 through September 30, 1997.

   Set forth below is information on current outstanding restricted stock for the listed officers as of September 30, 1998. Information on the number of shares forfeited as a result of the Company's failure to achieve performance goals for fiscal year 1998 is also provided. Prior to vesting, the recipients receive dividends on these shares and have voting rights with respect to these shares.

                                                              Vesting Schedule
                             Shares      Value on
                   Date of   Remaining   9/30/98     Forfeited   Vesting   Vesting
   Officer         Grant     to Vest     $22.532     Shares      Shares    Date

   John
   Kean, Jr.       11/22/94      1,725     $ 38,868             1,725     11/22/98
                   11/28/95      7,500     $168,990    3,750    3,750     11/28/99
                   11/15/96     15,000     $337,980    3,750    3,750     11/15/98
                                                                3,750     11/15/99
                                                                3,750     11/15/00
                   11/24/97     15,000     $337,980    3,750    3,750     11/24/99
                                                                3,750     11/24/00
                                                                3,750     11/24/01

   A. Mark
   Abramovic      11/24/97       4,500     $101,394    1,125    1,125     11/24/99
                                                                1,125     11/24/00
                                                                1,125     11/24/01

   James R.
   Van Horn       11/28/95       1,587     $ 35,758      794      793     11/28/99
                  11/15/96       3,200     $ 72,102      800      800     11/15/98
                                                                  800     11/15/99
                                                                  800     11/15/00
                  11/24/97       3,500     $ 78,862      875      875     11/24/99
                                                                  875     11/24/00
                                                                  875     11/24/01
   Robert F.
   Lurie          11/22/94          97     $  2,186                97     11/24/98
                  11/28/95       1,429     $ 32,198      715      714     11/28/99
                  11/15/96       3,000     $ 67,596      750      750     11/15/98
                                                                  750     11/15/99
                                                                  750     11/15/00
                  11/24/97       3,000     $ 67,596      750      750     11/24/99
                                                                  750     11/24/00
                                                                  750     11/24/01
   Michael J.
   Behan          11/22/94         181     $  4,078               181     11/22/98
                  11/28/95       1,676     $ 37,764      838      838     11/28/99
                  11/15/96       3,300     $ 74,356      825      825     11/15/98
                                                                  825     11/15/99
                                                                  825     11/15/00
                  11/24/97       3,300     $ 74,356      825      825     11/24/99
                                                                  825     11/24/00
                                                                  825     11/24/01

   Options and Stock Appreciation Rights

   No options or Stock Appreciation Rights (SARs) were granted during fiscal year 1998 to any of the officers listed in the Summary Compensation Table and no outstanding options or SARs were repriced in the most recent fiscal year. The table set forth below provides information concerning all currently outstanding stock options held by officers listed in the Summary Compensation Table.

             Aggregated Option/SAR Exercises in 1998 Fiscal Year
                Option and SAR Values as of September 30, 1998

                                                                Value of
                                                                Unexercised
                 Shares                                         In-the-Money
                Acquired             Number of Securities       Options/SARs
                   on      Value     Underlying Unexercised     at FY-End
                Exercise  Realized   Options/SARs at FY-End(#)  Exercisable/
     Name         (#)       ($)      Exercisable/Unexercisable  Unexercisable(1)

   John Kean, Jr.  -         -             5,000/-                 $24,535

   (1)The fair market value of the Common Stock as of September 30, 1998 was $22.532. Mr. Kean has an option to purchase 5,000 shares at a per share exercise price of $17.625.

   Retirement Benefit Plans

   The executive officers of the Company earn retirement benefits that may be payable under three separate plans: (1) the Company's Retirement Plan, a funded plan in which more than 70% of the Company's employees are eligible to participate; (2) the ERISA Excess Benefits Plan, an unfunded plan that is designed to provide benefits for those participants in the Retirement Plan for whom benefits are reduced by reason of the limitations imposed under Section 415 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"); and (3) the Supplemental Retirement Benefits Plan, an unfunded plan that provides additional benefits to certain key employees, including those listed in the Summary Compensation Table. While participants in the Retirement Plan and the ERISA Excess Benefits Plan become vested in their entitlement to benefits under vesting requirements established under the Employee Retirement Income Security Act of 1974, participants in the Supplemental Retirement Benefits Plan are eligible to receive benefits from the plan only if they reach retirement age while working for the Company.

   The Retirement Plan, which is funded entirely by the Company, provides that a participant retiring at or after age 65 (or at or after age 62 with at least 25 years of credited service) will receive an annual retirement benefit equal in amount (when calculated as a life annuity with two years certain) to 1-1/2% of the participant's final average compensation (the average of the highest sixty consecutive months' base salary) multiplied by the number of years of credited service. Benefits payable to participants in the Retirement Plan may be reduced by reason of the limitations imposed under Section 415 of the Code. The ERISA Excess Benefits Plan will pay the difference between the amount payable to the participant under the Retirement Plan and the amount the participant would have been paid but for the limitations imposed under
   Section 415 of the Code. Benefits under this plan are subject to the same terms and conditions as the benefits payable to the participant under the Company's Retirement Plan.

   The unfunded Supplemental Retirement Benefits Plan provides that each eligible employee who reaches retirement age while working for the Company will receive an annual retirement benefit equal in amount (when calculated as a life annuity with two years certain) to 2% of the participant's final  average  total  compensation (the  average  of  the highest sixty consecutive months' earnings, including cash bonuses earned) multiplied by the number of years of credited service up to a maximum of 60%. Benefits otherwise payable under the unfunded Supplemental Retirement Benefits Plan are reduced by amounts payable under the Retirement Plan and the ERISA Excess Benefits Plan.

   The following table shows the maximum aggregate annual retirement benefit payable from all three plans at normal retirement age for various levels of final average compensation and years of service, assuming payment of benefits in the form of a life annuity with two years certain:

     Remuneration      10 Years  20 Years  30 Years  40 Years
       $ 50,000        $10,000   $20,000   $30,000   $30,000
        100,000         20,000    40,000    60,000    60,000
        150,000         30,000    60,000    90,000    90,000
        200,000         40,000    80,000   120,000   120,000
        250,000         50,000   100,000   150,000   150,000
        300,000         60,000   120,000   180,000   180,000
        350,000         70,000   140,000   210,000   210,000
        400,000         80,000   160,000   240,000   240,000
        450,000         90,000   180,000   270,000   270,000

   Average annual compensation utilized for formula purposes includes salary and cash bonus as reported on the Summary Compensation Table. The benefit amounts shown in the preceding table are not subject to any deduction for Social Security benefits or other offset amounts. The number of years of service now credited under the Retirement Plan for the participants listed in the "Summary Compensation Table" is as follows: John Kean, Jr., 13 years; A. Mark Abramovic, 1 year; James R. Van Horn, 3 years; Robert F. Lurie, 4 years; and Michael J. Behan, 20 years.

   Change in Control Agreements

   The Company is party to Change in Control Agreements with certain officers, including those officers listed in the Summary Compensation Table. The purpose of these Agreements is to provide key management personnel with certain financial protection in the event of a change in control of the Company and the subsequent termination of the officer's employment. By providing this protection, the Company helps to ensure that the efforts of key employees remain focused on the Company's performance and the enhancement of shareholder value during rumored, potential or actual change in control situations.

   A covered officer becomes entitled to the payments and benefits provided for in the Agreement if, within thirty-six months after the change in control, the Company (or its successor) terminates the employee other than for cause or as a result of the employee's death or disability or the employee terminates his or her employment for Good Reason (as defined in the Agreement). Under the Agreement, the payments to which a covered officer will be entitled in such a termination event include a payment of up to three times the officer's annual base salary plus three times the highest incentive compensation award received by the officer during the preceding thirty-six months. In addition, the Agreements provide that following termination of employment the officer will continue to participate in all employee benefit plans in which the officer was eligible to participate on the date of termination; all incentive awards not yet paid will be payable; and the spread between the exercise price and the higher of the highest bid price during the twelve months preceding termination or the highest price per share paid in connection with any change in control will be payable in cash in lieu of stock issuable upon the exercise of stock options. All Change in Control Agreements, with the exception of the Agreement with John Kean, Jr., provide that in the event that any payment or benefit received under the Agreement would be an "excess parachute payment" (within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended from time to time), then the present value of all payments to be received under the Agreement shall be reduced to an amount which maximizes payments but does not result in the payment of an excess parachute payment. The Agreement with John Kean, Jr. provides that, if any payments are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code as a result of an excess parachute payment, the Company (or its successor) shall gross-up the payments to be made to him so that the net amount shall be equal to the payments prior to the payment of any excise tax and any income taxes on the gross-up payment

   Except as set forth above, the Company is not party to any other employment, change in control or termination agreements with executive officers.

   OTHER BUSINESS

   The Board of Directors does not intend to present any other business at the Annual Meeting, and is not aware of any business to be presented by others. However, if other matters are properly presented for a vote, the proxies will be voted upon such matters in accordance with the judgment of the persons acting under the proxy.

   ANNUAL REPORT

   The Annual Report of the Company for the fiscal year ended September 30, 1998 is being mailed to shareholders with this Notice of Annual Meeting of Shareholders and Proxy Statement. Shareholders are referred to the Annual Report for financial and other information about the Company.
   The Company will furnish without charge a copy of its most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission to any beneficial owner of the Company's Common Stock upon receipt of a written request from such person. Please direct all such requests to James R. Van Horn, Chief Administrative Officer, General Counsel and Secretary, 550 Route 202-206, P.O. Box 760, Bedminster, New Jersey 07921-0760.

   SHAREHOLDER PROPOSALS

   Shareholders are entitled to submit proposals for consideration at the Company's 2000 Annual Meeting. Shareholders who desire to submit a proposal to be considered for inclusion in the Proxy Statement relating to that meeting must satisfy certain information and stock ownership requirements established by the Company's By-Laws and the Securities and Exchange Commission and submit such proposal to the Secretary of the Company at 550 Route 202-206, P.O. Box 760, Bedminster, New Jersey 07921-0760 no later than August 21, 1999.

                                 By Order of the Board of Directors

                                 JAMES R. VAN HORN
                                 Chief Administrative Officer,
                                 General Counsel and Secretary

   Dated: December 28, 1998
   Bedminster, New Jersey



   Back Page

   Directions and map to meeting location


   Proxy Card


                               NUI Corporation

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints John Kean, John Kean, Jr. and James R. Van Horn, or any one of them, each with full power of substitution, attorneys, agents and proxies to vote on behalf of the undersigned at the Annual Meeting of Shareholders of NUI Corporation to be held at 10:30 a.m. on January 26, 1999, or at any adjournment thereof.

   This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is given, this proxy will be voted FOR with respect to items 1 and 2.



      (Continued, and to be marked, dated and signed, on the other side) Whether or not you expect to attend the meeting you are requested to date and sign this proxy and mail it promptly in the enclosed envelope.
                             Fold and Detach Here

   Please mark your
   votes as in this
   example.

   1. Election of Directors
                                           WITHHELD
                            FOR            FOR ALL
   Nominees:
   Vera King Farris
   J. Russell Hawkins
   John Winthrop

   WITHHELD FOR: (Write that nominee's name in the space provided below).

   2. Ratification of the appointment of Arthur Andersen LLP, as the Company's independent public accountants.

   3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


   Please mark this box if you plan to attend the Annual Meeting in person

   Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, or limited liability company, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED PREPAID ENVELOPE.

   ____________________________________

   ____________________________________
   SIGNATURE(S)                   DATE